Exhibit 99.1

NEUROBIOLOGICAL TECHNOLOGIES, INC.

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION,

CONTACT:

Paul E. Freiman, President & CEO

Jonathan R. Wolter, Vice President & CFO

Neurobiological Technologies, Inc.

(510) 595-6000

Cheryl Schneider, VP - Investor Relations

Porter, Le Vay & Rose, Inc.

(212) 564-4700

NEUROBIOLOGICAL TECHNOLOGIES, INC. REPORTS

FIRST QUARTER RESULTS

Emeryville, California — November 10, 2005 — Neurobiological Technologies, Inc., (NTI®) (Nasdaq: NTII) today announced its financial results for the first quarter ended September 30, 2005. Net loss for the quarter ended September 30, 2005 was $4,327,000 or $0.16 per share, basic and diluted, compared to net loss of $5,752,000 or $0.23 per share, basic and diluted, for the quarter ended September 30, 2004.

Revenue increased to $1,052,000 for the quarter ended September 30, 2005, compared to $517,000 for the same period in 2004. The revenues are from royalty fees earned on sales of Memantine for Alzheimer’s disease by Merz Pharmaceuticals GmbH (Merz) and its marketing partners. In October 2005, subsequent to the end of the quarter, the company received an additional royalty payment in the amount of $1,268,000 from Merz for sales of Memantine.

Research and development expenses increased 209 percent to $3,596,000 for the quarter ended September 30, 2004, compared to $1,164,000 for the same period in the prior year. The increase was due primarily to $1,806,000 of expenses incurred to prepare for Phase III clinical trials of Viprinex™, our drug candidate for ischemic stroke, and $626,000 of expenses for the continuing Phase III clinical trials for XERECEPT®, our drug candidate for peritumoral brain edema.

General and administrative expenses increased 93 percent to $1,800,000 for the quarter ended September 30, 2005, compared to $931,000 for the same period in 2004. The increase of $869,000 during 2005 resulted primarily from additional expenses of $268,000 for compensation for additional administrative personnel related to public reporting and compliance with the Sarbanes-Oxley Act of 2002 and assisting with the financial management of the Company, an increase of $160,000 related to stock based compensation expense for options vesting during the quarter in compliance with FAS123R, which became effective for this quarter, and an additional expense of $77,000 related to the administrative operations of our New Jersey office, which was established in September 2004.

Interest income decreased 78 percent for the quarter ended September 30, 2005 to $17,000, compared to $77,000 for the same period in 2004. The decrease was primarily due to a decrease in invested funds as we continue to use our available cash for our operations.

At September 30, 2005, the Company had cash, cash equivalents and investments of $3,871,000.

Paul E. Freiman, President and Chief Executive Officer stated, “This has been an outstanding quarter for the Company. We signed an agreement with Celtic Pharmaceutical Holdings for the sale of XERECEPT and established a $10 million credit facility with Comerica Bank. The XERECEPT sale, which we expect will close by November 14, 2005, is expected to provide us with at least $33 million non-dilutive financing. Most importantly, we have moved our anti-ischemic stroke drug candidate, Viprinex, into Phase III clinical trials. Viprinex is the foundation of our plan to develop multiple brain-related products. Our goal is to develop and market Viprinex in the United States by ourselves along with other neuropathic drugs. We are also pursuing global development plans in Europe and Asia for Viprinex.”

Conference Call Information

NTI will web cast its first quarter results conference call today, November 10, 2005 at 10:00 a.m. ET, 7:00 a.m. PT. Dial-in number (800) 289- 0498. The live web cast can be accessed by going to http://www.shareholder.com/ntii/medialist.cfm. A playback will be available by telephone beginning today at 1:30 p.m. ET, 10:30 a.m. PT, until November 18, 2005 at midnight ET, 9:00 p.m. PT. Replay number: (888) 203-1112 (U.S. and Canada) & (719) 457-0820 (Int’l), access code: 9643014

About Neurobiological Technologies, Inc.

NTI is a drug development company focused on the clinical evaluation and regulatory approval of neuroscience drugs. The company’s strategy is to in-license and develop early- and later-stage drug candidates that target major medical needs and which can be rapidly commercialized. NTI’s experienced management team oversees the human clinical trials necessary to establish preliminary evidence of efficacy. We anticipate that we will continue to acquire and develop late-stage neuropathic drug candidates and will develop the resources to market these drugs in selected world regions. Our goal is to develop and market drug candidates in the United States, Europe and Asia and we may seek partnerships with pharmaceutical and biotechnology companies to assist us.

NOTE: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including: our dependence on Merz and its marketing partners for the successful commercialization of Memantine, our ability to develop and meet regulatory requirements for our products, including XERECEPT and Viprinex, the inherent risk of failure in developing product candidates based on new technologies, the risks of acquiring companies and new technologies and other risks detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We disclaim, however, any intent or obligation to update these forward-looking statements.

Neurobiological Technologies, Inc.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended September 30, 2005	Three months ended September 30, 2004
Revenues:
Royalty	$1,052,000	$517,000

Total revenues	1,052,000	517,000
Expenses:
Research and development	3,596,000	1,164,000
In-process research and development	—	4,251,000
General and administrative	1,800,000	931,000

Total expenses	5,396,000	6,346,000

Operating loss	(4,344,000)	(5,829,000)
Interest income	17,000	77,000

Net loss	$(4,327,000)	$(5,752,000)

Basic and diluted net loss per share	$(0.16)	$(0.23)

Shares used in basic and diluted net loss per share calculation	27,077,933	25,169,734

SELECTED BALANCE SHEET DATA
	September 30, 2005	June 30, 2005
	(unaudited)	(1)
Cash, cash equivalents and investments	$3,781,000	$8,506,000
Working capital	1,223,000	5,290,000
Total assets	12,733,000	17,470,000
Accumulated deficit	(63,974,000)	(59,647,000)
Stockholders’ equity	9,547,000	13,654,000

(1)	Derived from audited financial statements.

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